Exhibit (l)(2)
Bass, Berry & Sims PLC Letterhead
February 13, 2007
Triangle Mezzanine Fund LLLP
Triangle Capital Corporation
3600 Glenwood Avenue, Suite 104
Raleigh, NC 27612

Re:	Opinion Regarding Legality of Securities
Gentlemen:
     We are acting as counsel to Triangle Mezzanine Fund LLLP, a North Carolina limited liability limited partnership (the “Fund”), in connection with the Agreement and Plan of Merger (the “Fund Merger Agreement”) with TCC Merger Sub, LLC (“Merger Sub”) and the Fund, pursuant to which Merger Sub will merge with and into the Fund (the “Fund Merger”), with the Fund surviving the Fund Merger, and, pursuant to the terms of the Fund Merger Agreements, the ownership interests held by the limited partners of the Fund will be converted into shares of common stock of Triangle Capital Corporation, a Maryland corporation (the “Corporation”) (the “Fund Merger Shares”). We are also acting as counsel to the Corporation in connection with the Agreement and Plan of Merger (the “GP Merger Agreement”) with New Triangle GP, LLC (the “New General Partner”) and Triangle Mezzanine LLC (the “Old General Partner”), pursuant to which the Old General Partner will merge with and into the New General Partner (the “GP Merger”), with the New General Partner surviving the GP Merger, and whereby the ownership interests held by the members of the Old General Partner will be converted into shares of common stock of the Corporation (the “GP Merger Shares”). This opinion letter is furnished to you to enable you to fulfill the requirements of Item 35 of Form N-5.
     For purposes of this opinion letter, we have examined such documents as we have deemed necessary, including copies of the following documents:
1.	The Fund Merger Agreement;

2.	The GP Merger Agreement;

3.	The Corporation’s Charter and Bylaws;

4.	The Certificate of Formation of the Fund, the Agreement of Limited Partnership and other applicable organizational documents (the “Organizational Documents”) for the Fund;

5.	The Organizational Documents for the New General Partner, the Old General Partner and Merger Sub;

6.	An executed copy of the Registration Statement on Form N-2/N-5 (File No. 333-138418) as amended (collectively the Registration Statement”); and
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Triangle Mezzanine Fund LLLP

7.	Resolutions of the Board of Directors of the Corporation, Resolutions of the Sole Member and Manager of the New General Partner and Merger Sub and the General and Limited Partners of the Fund, relating to, among other things, the filing of the Registration Statement and approval of the Fund Merger Agreement and the GP Merger Agreement.
     In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as certified, telecopied, photostatic, or reproduced copies. We have also assumed the accuracy, completeness and authenticity of the foregoing certifications of officers and statements of fact, on which we are relying, and have made no independent investigations thereof. This opinion letter is given, and all statements herein are made, in the context of the foregoing.
     Based upon the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that the issued and outstanding limited partnership interests and the general partnership interests of the Fund (collectively, the “Partnership Interests”), to be exchanged for shares of the Corporation’s common stock, have been validly issued.
Our opinion is subject to the following qualifications and limitations:
     (a) The opinions expressed herein are subject to the effect of applicable bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditors’ rights and equitable principles limiting the availability of equitable remedies on the enforceability of contracts, agreements and instruments.
     (b) The opinions set forth herein are expressed as of the date hereof and we disclaim any undertaking to advise you of any changes which may subsequently be brought to our attention in the facts or the law upon which such opinions are based.
     This opinion letter has been prepared solely for your use in connection with the filing of the Registration Statement on the date of this opinion letter and should not be quoted in whole or in part or otherwise be referred to, nor filed with or furnished to any governmental agency or other person or entity, without the prior written consent of this firm. We consent to the filing of

Triangle Mezzanine Fund LLLP

this opinion as Exhibit (l)(2) to the Registration Statement and to the reference to this firm under the heading “Legal Matters” therein. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

Sincerely,

/s/ Bass, Berry & Sims PLC